EXHIBIT 99.1

Repros Therapeutics Inc.(R) Reports First Quarter 2014 Financial Results

THE WOODLANDS, Texas, May 12, 2014 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today announced financial results for the first quarter ended March 31, 2014.

Financial Results

Net loss for the three month period ended March 31, 2014 was ($8.5) million, or ($0.37) per share, as compared to a net loss of ($7.4) million, or ($0.41) per share, for the same period in 2013. The increase in net loss was primarily due to increased payroll and benefits expenses, as a result of increased headcount, and increased legal expenses.

Research and development ("R&D") expenses increased 16%, or approximately $1.0 million, to $7.3 million for the three month period ended March 31, 2014 as compared to $6.3 million for the same period in the prior year. The increase in R&D expenses was primarily due to an increase in legal expenses of $436,000 and an increase in payroll and benefits expenses of $275,000. Additionally, clinical development expenses related to Androxal® and Proellex® increased by $126,000 and $180,000, respectively, for the three month period ended March 31, 2014 as compared to the same period in the prior year.

General and administrative ("G&A") expenses increased 15%, or approximately $159,000, to $1.2 million for the three month period ended March 31, 2014 as compared to $1.1 million for the same period in the prior year. The change reflected a $200,000 increase in non-cash, stock-based compensation, partially offset by a decrease of approximately $41,000 in cost of professional services.

Total revenues and other income increased to $2,000 for the three month period ended March 31, 2014 as compared to $1,000 for the same period in the prior year. This increase was due to an increase in interest income as a result of higher cash balances.

Liquidity and Capital Resources

The Company had cash and cash equivalents of approximately $68.0 million as of March 31, 2014 as compared to $75.8 million as of December 31, 2013. Net cash of approximately $7.6 million and $6.8 million was used in operating activities during the three month periods ended March 31, 2014 and 2013, respectively. The major use of cash for operating activities for the three month period ended March 31, 2014 was to fund our clinical development programs and associated administrative costs. Cash used in investing activities during the three month period ended March 31, 2014 was approximately $285,000 primarily for capitalized patent and patent application costs for Androxal® and Proellex®. Cash provided by financing activities during the three month period ended March 31, 2014 was approximately $104,000 as a result of the exercise of 15,000 stock options for cash.

As of March 31, 2014, the Company had 23,097,412 shares of common stock outstanding.

About Repros Therapeutics Inc. ®

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements. These statements often include words such as "may," "will," "expect," "anticipate," "continue," "estimate," "project," "intend," "believe," "plan," "seek," "could," "can," "should" or similar expressions. These statements are based on assumptions that the Company has made in light of the Company's experience in the industry, as well as the Company's perceptions of historical trends, current conditions, expected future developments and other factors the Company believes are appropriate in these circumstances. Any such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors that may cause actual events to be materially different from those expressed or implied by such forward-looking statements, including the ability to have success in the clinical development of the Company's technologies, the reliability of interim results to predict final study outcomes, the ability to protect the Company's intellectual property rights and such other risks as are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

REPROS THERAPEUTICS INC. AND SUBSIDIARY
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands except per share amounts)

	Three Months Ended March 31,
	2014	2013

Revenues and other income	$ 2	$ 1

Expenses
Research and development	7,325	6,308
General and administrative	1,226	1,067
Total expenses	8,551	7,375

Net loss	$ (8,549)	$ (7,374)

Net loss per share - basic and diluted	$ (0.37)	$ (0.41)

Weighted average shares used in loss per share calculation:
Basic	23,033	18,182
Diluted	23,033	18,182

CONSOLIDATED BALANCE SHEETS
(unaudited and in thousands)

	March 31, 2014	December 31, 2013

Cash and cash equivalents	$ 68,012	$ 75,807
Prepaid expenses and other currents assets	583	189
Fixed assets (net)	64	75
Patents (net)	3,150	2,906
Total assets	$ 71,809	$ 78,977

Accounts payable and accrued expenses	$ 3,909	$ 3,552
Stockholders' equity	67,900	75,425
Total liabilities and stockholders' equity	$ 71,809	$ 78,977
CONTACT: Investor Relations:
         Thomas Hoffmann
         The Trout Group
         (646) 378-2931
         thoffmann@troutgroup.com